Exhibit 99.1

Synergy CHC Corp. Reports First Quarter 2026 Financial Results

N. WINDHAM, Maine, May 14, 2026 – Synergy CHC Corp. (NASDAQ: SNYR) (“Synergy” or the “Company”), a consumer health and wellness company, is announcing its financial results for the three months ended March 31, 2026.

“Our first quarter results reflect continued execution and the growing momentum of our functional beverage business,” said Jack Ross, CEO of Synergy CHC Corp. “During the quarter, we generated over $650,000 in functional beverage revenue, exceeding our total beverage revenue for all of 2025. This performance reflects the success of our expanding retail and distribution partnerships across the U.S., supported by healthy sell-through that is already driving increased reorder activity. Reflecting this momentum, our beverage division is operating at an estimated annual run rate exceeding $4 million. With this foundation in place and continued expansion of our distribution footprint underway, we believe we are well-positioned to capture the significant growth opportunities emerging within the functional beverage sector. With solid early-year momentum and a clear strategic path, we expect 2026 to be a year of sustainable growth and value creation for our shareholders.”

First Quarter 2026 Financial Summary vs. Same Year-Ago Period

●	Revenue of $5.49 million vs. $8.17 million.

●	Gross margin of 72.3% vs. 75.4%.

●	Income (loss) from operations of ($0.57) million vs. $1.95 million.

●	Net income (loss) of ($2.57) million vs. $0.88 million.

●	Earnings (loss) per share of ($0.23) vs. $0.10.

●	EBITDA (loss), a non-GAAP financial measure, was ($0.54) million vs. $1.98 million.

●	Adjusted EBITDA (loss), a non-GAAP financial measure, was ($0.35) million vs. $1.98 million.

First Quarter 2026 Financial Results

Revenue in the first quarter of 2026 was $5.49 million compared to $8.17 million in the first quarter of 2025, due to license revenue of $1.5 million in 2025 that did not repeat in 2026 and out-of-stock dynamics for several key online items in our Flat Tummy brand, which impacted online sales. This was partially offset by strong performance in beverages, which delivered significantly higher revenue compared to the prior year period.

Gross margin in the first quarter of 2026 was 72.3% compared to 75.4% in the first quarter of 2025. Excluding license revenue from the first quarter of 2025, normalized gross margin for that period was 70.0%, a 2.3% improvement year-over-year.

Operating expenses in the first quarter of 2026 were $4.54 million compared to $4.22 million in the first quarter of 2025, reflecting higher overhead associated with the expansion of the beverage business.

Income (loss) from operations for the first quarter of 2026 was ($0.57) million compared to $1.95 million in the first quarter of 2025, which is largely due to the license revenue of $1.5 million in 2025 that did not repeat in 2026 and increased overhead costs.

Net income (loss) in the first quarter of 2026 was ($2.57) million compared to net income of $0.88 million in the first quarter of 2025.

Earnings (loss) per share in the first quarter of 2026 was ($0.23) compared to $0.10 in the first quarter of 2025.

EBITDA (loss) (a non-GAAP financial measure) in the first quarter of 2026 was ($0.54) million compared to $1.98 million in the first quarter of 2025.

Adjusted EBITDA (loss) (a non-GAAP financial measure) in the first quarter of 2026 was ($0.35) million compared to $1.98 million in the first quarter of 2025.

Balance Sheet and Cash Flow

As of March 31, 2026, Synergy had approximately $0.30 million in cash and cash equivalents, compared to $2.6 million in cash and cash equivalents as of December 31, 2025. Subsequent to quarter-end, Synergy raised approximately $2.7 million in gross proceeds through its at-the-market (ATM) equity offering program.

As of March 31, 2026, Synergy had a working capital deficit of $0.50 million, compared to a $1.78 million working capital surplus as of December 31, 2025.

As of March 31, 2026, Synergy had $3.4 million in inventory, compared to $3.7 million in inventory as of December 31, 2025.

Cash used in operating activities for the three months ended March 31, 2026 was $2.0 million compared to cash used in operating activities of $0.82 million for the three months ended March 31, 2025.

Non-GAAP Financial Measure Reconciliation: EBITDA and Adjusted EBITDA

To assist financial statement users in an assessment of our historical performance, the Company discloses non-GAAP financial measures in press releases and on investor conference calls and related events, as the Company believes that the non-GAAP information enhances investors’ overall understanding of our financial performance, and should be read in addition to, rather than instead of, the financial statements prepared in accordance with GAAP.

Management believes EBITDA and Adjusted EBITDA provide useful information to investors by excluding certain items that may not be indicative of the Company’s core operating results and that can vary significantly between periods. EBITDA is defined as net income plus interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA is calculated as EBITDA plus or minus foreign exchange gains or losses, one-time expenses and non-cash expenses. Since Adjusted EBITDA is a non-GAAP financial performance measure, the Company’s calculation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP.

The following table reconciles net income to EBITDA and Adjusted EBITDA (in millions of US dollars):

	3 Months ended March 31
	2026	2025

Net (loss) income for the period	$(2.57)	$0.88
Adjusted for:
Interest expense, net	2.01	1.08
Amortization of intangible assets	0.03	0.03
Tax benefit	(0.01)	(0.01)
EBITDA	$(0.54)	$1.98
Foreign currency adjustment	(0.00)	0.00
Stock based compensation	0.16	-
Board expenses	0.03	-
Adjusted EBITDA	$(0.35)	$1.98

About Synergy CHC Corp.

Synergy CHC Corp. develops and markets consumer health and wellness products, led by its flagship brands FOCUSfactor® and Flat Tummy®. FOCUSfactor®, a clinically studied brain health supplement and functional beverage line with a 25-year legacy, enjoys established distribution in the U.S., Canada and Mexico, through major retailers including Costco, Walmart, Amazon, BJ’s, and Walgreens, among others. Flat Tummy® complements Synergy’s portfolio as a lifestyle brand focused on women’s wellness and weight management.

Forward Looking Statements

Certain statements contained in this press release constitute “forward-looking statements,” including statements regarding brand expansion and growth initiatives. These forward-looking statements represent Synergy’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, which are set forth in Synergy’s registration statement on Form S-1, as amended, many of which are outside of Synergy’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Synergy does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Synergy to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Synergy’s filings with the SEC. The risk factors and other factors noted in Synergy’s filings could cause its actual results to differ materially from those contained in any forward-looking statement.

Investor Relations

Gateway Group

Cody Slach, Greg Robles

949.574.3860

SNYR@gateway-grp.com

Synergy CHC Corp.

Condensed Consolidated Balance Sheets

	March 31, 2026	December 31, 2025
	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$292,115	$2,622,313
Restricted cash	100,000	100,000
Accounts receivable, net	1,268,022	3,203,505
Prepaid expenses (including related party amount of $652,270 and $110,803, respectively)	1,303,173	351,049
Inventory, net	3,381,614	3,737,509
Total Current Assets	6,344,924	10,014,376

Intangible assets, net	116,667	150,000

Total Assets	$6,461,591	$10,164,376

Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable and accrued liabilities (including payable to shareholder of $193,641 and $197,512, respectively)	$4,031,994	$6,388,219
Income taxes payable	85,811	88,108
Contract liabilities	-	1,526
Short term loans payable, net of debt discount, related party	-	100,000
Current portion of notes payable, net of debt discount	2,730,981	1,658,215
Total Current Liabilities	6,848,786	8,236,068

Long-term Liabilities:
Notes payable, net of debt discount	25,018,055	25,056,446
Total long-term liabilities	25,018,055	25,056,446
Total Liabilities	31,866,841	33,292,514

Commitments and contingencies

Stockholders’ Deficit:
Common stock, $0.00001 par value; 300,000,000 shares authorized; 11,483,926 shares issued; 11,303,853 outstanding	114	114
Additional paid in capital	33,710,857	33,594,550
Common stock to be issued	153,400	-
Accumulated other comprehensive loss	(132,201)	(154,281)
Accumulated deficit	(59,009,920)	(56,441,021)
Less: Treasury stock (180,073 shares) at cost	(127,500)	(127,500)
Total stockholders’ deficit	(25,405,250)	(23,128,138)
Total Liabilities and Stockholders’ Deficit	$6,461,591	$10,164,376

Synergy CHC Corp.

Unaudited Condensed Consolidated Statements of Operations and Comprehensive (Loss) Income

	For the three months ended	For the three months ended
	March 31, 2026	March 31, 2025
Revenue
Product Sales	$5,492,705	$6,670,534
License Revenue	-	1,500,000
Total Revenue	5,492,705	8,170,534

Cost of Sales	1,521,910	2,006,513

Gross Profit	3,970,795	6,164,021

Operating expenses
Selling and marketing	2,455,732	2,876,271
General and administrative	2,048,850	1,306,714
Depreciation and amortization	33,333	33,333
Total operating expenses	4,537,915	4,216,318

(Loss) Income from operations	(567,120)	1,947,703

Other (income) expenses
Interest income	(340)	(13,882)
Interest expense	2,012,121	1,095,369
Remeasurement loss on translation of foreign subsidiary	3,718	1,412

Total other expenses	2,015,499	1,082,899

Net (loss) income before income taxes	(2,582,619)	864,804
Income tax benefit	13,720	11,460

Net (loss) income after tax	$(2,568,899)	$876,264

Net (loss) income per share – basic	$(0.23)	$0.10
Net (loss) income per share – diluted	$(0.23)	$0.10

Weighted average common shares outstanding
Basic	11,303,853	8,560,636
Diluted	11,303,853	8,577,620
Comprehensive (loss) income:
Net (loss) income	$(2,568,899)	$876,264
Foreign currency translation adjustment	22,080	(1,935)
Comprehensive (loss) income	$(2,546,819)	$874,329

Synergy CHC Corp.

Unaudited Condensed Consolidated Statements of Cash Flows

	For the three months ended	For the three months ended
	March 31, 2026	March 31, 2025
Cash Flows from Operating Activities
Net (loss) income	$(2,568,899)	$876,264
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Amortization of debt discount and debt issuance cost	951,942	406,841
Depreciation and amortization	33,333	33,333
Stock based compensation	116,307	-
Foreign currency transaction loss (gain)	2,684	(3,137)
Remeasurement loss (gain) on translation of foreign subsidiary	3,718	(1,412)
Changes in operating assets and liabilities:
Accounts receivable	1,935,483	940,519
Other receivables	-	144,637
Loan receivable, related party	-	(833)
Inventory	355,895	(629,935)
Prepaid expenses	(410,657)	(114,787)
Prepaid expense, related party	(541,467)	(195,913)
Income taxes payable	(2,297)	(165,413)
Contract liabilities	(1,526)	(24,216)
Accounts payable and accrued liabilities	(1,915,323)	(2,218,041)
Accounts payable, related party	(3,871)	129,312
Net cash used in operating activities	(2,044,678)	(822,781)

Cash Flows from Investing Activities	-	-

Cash Flows from Financing Activities
Advances from related party	-	135,000
Repayment of notes payable, related party	(100,000)	-
Proceeds from notes payable	2,660,000	1,496,250
Payment of loan financing fees	(55,000)	-
Repayment of notes payable	(2,812,600)	(1,316,572)
Net cash (used in) provided by financing activities	(307,600)	314,678

Effect of exchange rate on cash, cash equivalents and restricted cash	22,080	(1,935)
Net decrease in cash, cash equivalents and restricted cash	(2,330,198)	(510,038)

Cash and restricted cash, beginning of year	2,722,313	787,920
Cash and restricted cash, end of period	$392,115	$277,882

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$392,846	$573,529
Income taxes	$-	$-

Supplemental Disclosure of Noncash Investing and Financing Activities:
Issuance of common stock for accounts receivable advance financing	$-	$117,648
Loan financing fees, accrued	$110,000	$-
Capitalized interest on senior debt	$400,033	$-
Common stock to be issued for accounts receivable advance financing	$153,400	$-